FOR IMMEDIATE RELEASE

Contact:
Michael DeVeau
Head of Investor Relations and Communications & Divisional CFO, Scent
212.708.7164
Michael.DeVeau@iff.com

IFF Reports Third Quarter 2019 Results

NEW YORK, N.Y., (November 4, 2019) - International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the third quarter ended September 30, 2019 and reconfirms full year 2019 guidance.

Third Quarter 2019 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS ex Amortization
$1.3 B	$185 M	$1.13	$1.3 B	$201 M	$1.20	$1.53

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary
“In the third quarter, we delivered a sequential improvement in our combined top-line growth rate,” said IFF Chairman and CEO Andreas Fibig. “Scent continued to perform well, growing low single-digits, and we have seen a sequential improvement at Frutarom - with broad-based increases across many categories. In Taste, our win rate remains high, yet performance continued to be impacted by volume erosion. On a two-year basis, Taste growth remained solid when we factor in a high single-digit year-ago comparison.

“We drove strong improvements in profitability with adjusted operating profit margin ex amortization up 60 basis points year-over-year, despite a more challenging top-line environment. We also generated strong cash flow - with improvements in operating and free cash flow - through an increased emphasis on productivity savings and the benefit of acquisition-related synergies.

"Our integration efforts are progressing well across all of our priorities. We are expanding our Tastepoint model in key markets around the world, we secured $14 million of cross-selling wins on a run-rate basis and executed on our talent agenda. For those businesses where we have aligned our go-to-market approach, growth remained robust. We also continue to progress against our cost synergy efforts, and now expect to deliver approximately $50 million of savings in 2019 - significantly ahead of our revised estimate of $40 million.

"We have started the fourth quarter strong, and with a continuation of this trend, we expect sales and adjusted EPS ex amortization for full year 2019 to be in line with the low end of our guidance. Acknowledging the many moving parts and challenging market environment over the course of the year, we remain on pace to deliver solid top and bottom-line results. Our path forward is clear - deliver strong value creation for all our stakeholders through growth acceleration, margin expansion and a successful integration."

Third Quarter 2019 Consolidated Financial Results

•
Reported net sales for the third quarter totaled $1.3 billion, an increase of 40% from $908 million in 2018, including the contribution of sales related to Frutarom. On a combined basis, currency neutral sales increased 2%, including the net contribution of acquisitions and divested businesses.

•
Reported earnings per share (EPS) for the third quarter was $1.13 per diluted share versus $1.17 per diluted share reported in 2018. Excluding those items that affect comparability, adjusted EPS excluding amortization was $1.53 per diluted share in 2019 versus $1.62 in the year-ago period, as adjusted operating profit growth was more than offset by shares outstanding and higher interest expense - both related to the Frutarom acquisition.

Third Quarter 2019 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Scent	2%	(5)%	3%	0%
Taste	(3)%	1%	(2)%	4%
Frutarom	—	—	—	—

Scent Business Unit

•
On a reported basis, sales increased 2%, or $9.1 million, to $480.4 million. Currency neutral sales improved 3%, with growth in all regions and nearly all categories. Performance was strongest in Fine Fragrance, growing mid single-digits led by robust growth in EAME and Greater Asia. Consumer Fragrances grew low single-digits with increases in nearly all categories led by Home Care, Hair Care and Fabric Care. Fragrance Ingredients was flat as price increases were offset by volume declines related to inventory destocking.

•	Scent segment profit decreased 5% on a reported basis and was 0% on a currency neutral basis as the benefits of productivity initiatives and mix were offset by unfavorable price to input costs.

Taste Business Unit

•
On a reported basis, sales decreased 3%, or $12.9 million, to $423.3 million. Currency neutral sales decreased approximately 2% against a strong 7% year-ago comparison as high single-digit growth in Greater Asia was more than offset by volume erosion with multinational customers. From a category perspective, growth was strongest in Beverage and Savory, led by strong new win performance.

•	Taste segment profit increased 1% on a reported basis and 4% on a currency neutral basis driven primarily by productivity initiatives and cost management.

Frutarom Business Unit

•
On a reported basis, sales were $363.7 million. On a standalone basis, currency neutral sales increased 5%, including the net contribution of acquisitions and divested businesses, as organic sales remained constant. Performance was driven by growth in Taste and Savory offset by continued pressures in F&F ingredients - notably CitraSource - and Natural Product Solutions - particularly raw material-driven price decreases in Natural Colors.

•	Segment profit contributed $28 million in the third quarter, or $68 million excluding amortization. Margin continued to be supported by disciplined cost management and acquisition-related synergies.

Compliance Update
IFF’s investigation of allegations that improper payments to representatives of customers were made in Russia and Ukraine has been substantially completed. Such allegations have been substantiated, and IFF has confirmed that key members of Frutarom’s senior management at the time were aware of such payments. IFF has taken appropriate remedial actions, including replacing senior management in relevant locations, and believes that such improper customer payments have stopped.
In addition to IFF’s standard compliance integration activities, IFF has also conducted a robust secondary review of Frutarom’s operations in certain other jurisdictions, including those that it deems “high risk”. These reviews supplement IFF’s existing global compliance initiatives that were implemented at Frutarom in connection with the closing of the Frutarom transaction. These secondary reviews were conducted with the assistance of outside legal and accounting firms. These reviews are substantially complete.
IFF has confirmed in these investigations that total affected sales represented less than 1% of IFF’s and Frutarom’s combined net sales for 2018. The impact of the reviews including the costs associated with them, to date, have not been and are not anticipated to be material to IFF’s results of operations or financial condition. In addition, no evidence has been uncovered suggesting that any of these compliance matters had any connection to the United States.
IFF is committed to the highest standards of ethics and integrity and has strict compliance policies in place that are regularly reviewed and updated.

The Company reconfirms its 2019 financial guidance as follows:

Guidance
Sales	$5.15B - $5.25B
Adjusted EPS (1)	$4.85 - $5.05
Adjusted EPS Ex Amortization (1)	$6.15 - $6.35

1 See Use of Non-GAAP Financial Measures

Audio Webcast
A live webcast to discuss the Company’s third quarter 2019 financial results will be held on November 5, 2019, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.
Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding guidance for full year 2019, the progress of the integration of Frutarom, including expected cost savings in 2019, the status and preliminary results of our ongoing investigations regarding improper payments made in Frutarom businesses operating principally in Russia and the Ukraine and the expected impact of such investigations on our results of operations or financial condition, and our ability to accelerate growth and profitability in 2019. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2019 and subsequent filings with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) risks related to the integration of the Frutarom business, including whether we will realize the benefits anticipated from the acquisition in the expected time frame; (2) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition, (3) risks relating to the Company’s ongoing investigations into improper payments made in Frutarom businesses principally operating in Russia and the Ukraine, including expenses incurred with respect to the investigations, the cost of any remedial measures or compliance programs arising out of the investigations, legal proceedings or government investigations that may arise relating to the subject of the Company’s investigations, and the outcome of any such legal or government investigations, such as the imposition of fines, penalties, orders, or injunctions, (4) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including with respect to the Company’s ongoing investigations into improper payments made in Frutarom businesses principally operating in Russia and the Ukraine, (5) the impact of the outcome of legal claims, regulatory investigations and litigation, including any that may arise out of the Company’s ongoing investigations into improper payments made in Frutarom businesses principally operating in Russia and the Ukraine, (6) the increase in the Company’s leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on the Company’s liquidity and ability to return capital to its shareholders, (7) the Company’s ability to successfully market to its expanded and decentralized Taste and Frutarom customer base, (8) the Company’s ability to effectively compete in its market and develop and introduce new products that meet customers’ needs, (9) the Company’s ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations, (10) the impact of the disruption in the Company’s manufacturing operations, (11) the impact of a disruption in the Company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, (12) volatility and increases in the price of raw materials, energy and transportation, (13) the Company’s ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact, (14) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security, (15) the Company’s ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, (16) the Company’s ability to establish and manage collaborations, joint ventures or partnership that lead to development or commercialization of products, (17) the Company’s ability to benefit from its investments and expansion in emerging markets; (18) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (19) economic, regulatory and political risks associated with the Company’s international operations, (20) the impact of global economic uncertainty on demand for consumer products, (21) the inability to retain key personnel; (22) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws, (23) the Company’s ability to realize the benefits of its cost and productivity initiatives, (24) the Company’s ability to successfully manage its working capital and inventory balances, (25) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, (26) the Company’s ability to protect its intellectual property rights, (27) the impact of the outcome of legal claims, regulatory investigations and litigation, (28) changes in market conditions or governmental regulations relating to our pension and postretirement obligations, (29) the impact of future impairment of our tangible or intangible long-lived assets, (30) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes, (31) the effect of potential government regulation on certain product development initiatives, and restrictions or costs that may be imposed on the Company or its operations as a result, and (32) the impact of the United Kingdom’s expected departure from the European Union. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) currency neutral sales; (ii) adjusted operating profit; (iii) adjusted operating profit (margin) ex. amortization; (iv) adjusted EPS; (v) adjusted EPS ex. amortization.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating international currency to U.S. dollars. We calculate currency neutral numbers by comparing current year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction.

Adjusted Operating Profit excludes the impact of operational improvement initiatives, acquisition related costs, integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, FDA mandated product recall, Frutarom acquisition related costs, and compliance review & legal defense costs ("Operating Profit Items Impacting Comparability").

Adjusted Operating Profit (Margin) ex. Amortization excludes the impact of Operating Profit Items Impacting Comparability and the amortization of acquisition related intangible assets.

Adjusted EPS excludes the impact of operational improvement initiatives, acquisition related costs,integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, FDA mandated product recall, U.S. tax reform, Frutarom acquisition related costs, compliance review & legal defense costs, and redemption value adjustment to EPS (often referred to as “Items Impacting Comparability”).

Adjusted EPS ex. Amortization excludes the impact of Items Impacting Comparability and the amortization of acquisition related intangible assets.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

In the fourth quarter of fiscal year 2018, we began including Adjusted EPS ex. Amortization as a key non-GAAP financial measure of our business. Full amortization expense of intangible assets acquired in connection with acquisitions will be excluded from Adjusted EPS ex. Amortization calculation. The exclusion of amortization expense allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies. We believe this calculation will provide a more accurate presentation in this and in future periods in the event of additional acquisitions. Further, this allows the investors to evaluate and understand operating trends excluding the impact on operating income and earnings per diluted share. In addition, the Frutarom acquisition related costs have been separated from costs related to prior acquisitions. The Frutarom acquisition costs represent a significant balance and we believe this amount should be shown separately to provide an accurate presentation of the acquisition related costs. Our GAAP results and GAAP metrics do not change, and this change has no effect on day to day business operations, or how we manage our business. For Frutarom, we present segment profit excluding amortization expense as it allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies.

Forward-Looking Non-GAAP Metrics. This press release also includes our expectations for 2019 with respect to (i) sales growth; (ii) Adjusted EPS growth; and (iii) EPS ex. amortization growth. The closest corresponding GAAP measures to these non-GAAP measures and a reconciliation of the differences between the non-GAAP metric expectation and the corresponding GAAP measure is not available without unreasonable effort due to length of the forecasted period and potential variability, complexity and low visibility as to items such as future contingencies and other costs that would be excluded from the GAAP measures, and the tax impact of such items, in the relevant future period. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Combined 2018 Financials
We calculated “combined” numbers by combining (i) our fiscal year 2018 results (including Frutarom from October 4, 2018 to December 31, 2018) with (ii) the results of Frutarom from January 1, 2018 to October 3, 2018, and adjusting for divestitures of Frutarom’s businesses since October 4, 2018, but do not include any other adjustments that would have been made had we owned Frutarom for such periods prior to October 4, 2018.

Welcome to IFF
At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$1,267,345	$907,548	40%	$3,856,315	$2,758,492	40%
Cost of goods sold	734,257	506,882	45%	2,245,729	1,553,300	45%
Gross profit	533,088	400,666	33%	1,610,586	1,205,192	34%
Research and development expenses	85,077	75,302	13%	260,489	228,545	14%
Selling and administrative expenses	210,829	157,796	34%	634,111	457,847	38%
Amortization of acquisition-related intangibles	48,430	9,003	NMF	143,964	27,772	NMF
Restructuring and other charges, net	3,716	927	NMF	22,415	2,830	NMF
Losses (gains) on sales of fixed assets	372	(1,630)	(123)%	1,136	(435)	NMF
Operating profit	184,664	159,268	16%	548,471	488,633	12%
Interest expense	33,497	23,914	40%	102,662	93,755	10%
Loss on extinguishment of debt	—	38,810	(100)%	—	38,810	(100)%
Other income, net	(5,699)	(4,158)	37%	(15,114)	(25,389)	(40)%
Income before taxes	156,866	100,702	56%	460,923	381,457	21%
Taxes on income	27,059	4,986	NMF	81,033	57,176	42%
Net income	129,807	95,716	36%	379,890	324,281	17%
Net income attributable to noncontrolling interest	2,683	—	—%	7,560	—	—%
Net income attributable to IFF	127,124	95,716	33%	372,330	324,281	15%

Net income per share - basic (1)	$1.15	$1.18		$3.34	$4.06
Net income per share - diluted (1)	$1.13	$1.17		$3.30	$4.04

Average number of shares outstanding - basic	111,998	81,263		111,953	79,783
Average number of shares outstanding - diluted	113,493	81,647		113,133	80,115

(1)	For 2019, net income per share reflects adjustments related to the redemption value of certain redeemable noncontrolling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018
Cash, cash equivalents, and restricted cash	$504,054	$648,522
Receivables	942,705	937,765
Inventories	1,126,389	1,078,537
Other current assets	325,410	277,036
Total current assets	2,898,558	2,941,860

Property, plant and equipment, net	1,313,539	1,241,152
Goodwill and other intangibles, net	8,211,378	8,417,710
Other assets	561,249	288,673
Total assets	12,984,724	12,889,395

Short term borrowings	$384,823	$48,642
Other current liabilities	1,027,626	1,079,669
Total current liabilities	1,412,449	1,128,311

Long-term debt	4,008,134	4,504,417
Non-current liabilities	1,382,608	1,131,487

Redeemable noncontrolling interests	114,545	81,806

Shareholders' equity	6,066,988	6,043,374
Total liabilities and shareholders' equity	$12,984,724	$12,889,395

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$379,890	$324,281
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	235,429	95,994
Deferred income taxes	(35,134)	20,623
Losses (gains) on sale of assets	1,136	(435)
Stock-based compensation	26,426	22,041
Pension contributions	(16,390)	(15,983)
Loss on extinguishment of debt	—	38,810
Gain on deal contingent derivatives	—	(12,505)
Product recall claim settlement, net of insurance proceeds received	—	(3,090)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(22,878)	(93,198)
Inventories	(84,140)	(92,705)
Accounts payable	(39,332)	(17,198)
Accruals for incentive compensation	(20,726)	(10,753)
Other current payables and accrued expenses	(12,161)	386
Other assets	(58,016)	(61,597)
Other liabilities	28,931	7,287
Net cash provided by operating activities	383,035	201,958
Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(49,065)	(22)
Additions to property, plant and equipment	(160,449)	(102,421)
Additions to intangible assets	(6,070)	—
Proceeds from life insurance contracts	1,890	1,837
Maturity of net investment hedges	—	(2,642)
Proceeds from disposal of assets	34,607	961
Proceeds from unwinding of cross currency swap derivative instruments	25,900	—
Contingent consideration paid	(4,655)	—
Net cash used in investing activities	(157,842)	(102,287)
Cash flows from financing activities:
Cash dividends paid to shareholders	(233,477)	(163,318)
Increase in revolving credit facility and short term borrowings	11	112,483
Proceeds from sales of equity securities, net of issuance costs	—	2,268,965
Deferred financing costs	—	(21,944)
Repayments on debt	(100,785)	(288,810)
Proceeds from issuance of long-term debt	—	2,926,414
Contingent consideration paid	(21,791)	—
Gain on pre-issuance hedges	—	12,505
Proceeds from issuance of stock in connection with stock options	200	—
Employee withholding taxes paid	(9,966)	(9,725)
Purchase of treasury stock	—	(15,475)
Net cash (used in) provided by financing activities	(365,808)	4,821,095
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(3,853)	(14,353)
Net change in cash, cash equivalents and restricted cash	(144,468)	4,906,413
Cash, cash equivalents and restricted cash at beginning of year	648,522	368,046
Cash, cash equivalents and restricted cash at end of period	$504,054	$5,274,459

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales
Taste	$423,269	$436,214	$1,302,050	$1,335,773
Scent	480,384	471,334	1,444,407	1,422,719
Frutarom	363,692	—	1,109,858	—
Consolidated	$1,267,345	$907,548	$3,856,315	$2,758,492

Segment Profit
Taste	$97,526	$96,497	$304,062	$317,666
Scent	83,484	87,488	260,543	261,545
Frutarom	28,257	—	94,841	—
Global Expenses	(8,333)	(19,578)	(39,892)	(63,975)
Operational Improvement Initiatives	(712)	(344)	(1,652)	(1,773)
Acquisition Related Costs	—	1	—	519
Integration Related Costs	(10,511)	(958)	(36,825)	(1,951)
Restructuring and Other Charges, net	(3,716)	(927)	(22,415)	(1,837)
(Losses) Gains on Sale of Assets	(372)	1,630	(1,136)	435
FDA Mandated Product Recall	(250)	9,800	(250)	4,800
Frutarom Acquisition Related Costs	2,914	(14,341)	(5,182)	(26,796)
Compliance Review & Legal Defense Costs	(3,623)	—	(3,623)	—
Operating profit	184,664	159,268	548,471	488,633
Interest Expense	(33,497)	(23,914)	(102,662)	(93,755)
Loss on extinguishment of debt	—	(38,810)	—	(38,810)
Other income, net	5,699	4,158	15,114	25,389
Income before taxes	$156,866	$100,702	$460,923	$381,457

Operating Margin
Taste	23%	22%	23%	24%
Scent	17%	19%	18%	18%
Frutarom	8%	—%	9%	—%
Consolidated	15%	18%	14%	18%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Foreign Exchange Impact
(Unaudited)

Q3 Taste	Sales	Segment Profit
% Change - Reported	(3)%	1%
Currency Impact	1%	3%
% Change - Currency Neutral	(2)%	4%

Q3 Scent	Sales	Segment Profit
% Change - Reported	2%	(5)%
Currency Impact	1%	5%
% Change - Currency Neutral	3%	0%

YTD Taste	Sales	Segment Profit
% Change - Reported	(3)%	(4)%
Currency Impact	3%	3%
% Change - Currency Neutral	0%	(1)%

YTD Scent	Sales	Segment Profit
% Change - Reported	2%	0%
Currency Impact	2%	5%
% Change - Currency Neutral	4%	5%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$533,088	$400,666
Operational Improvement Initiatives (a)	711	398
Integration Related Costs (c)	187	18
FDA Mandated Product Recall (e)	250	(9,800)
Frutarom Acquisition Related Costs (g)	(3,603)	—
Adjusted (Non-GAAP)	$530,633	$391,282

Reconciliation of Selling and Administrative Expenses
	Third Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$210,829	$157,796
Acquisition Related Costs (b)	—	1
Integration Related Costs (c)	(10,047)	(915)
Frutarom Acquisition Related Costs (g)	(691)	(14,341)
Compliance Review & Legal Defense Costs (h)	(3,623)	—
Adjusted (Non-GAAP)	$196,468	$142,541

Reconciliation of Operating Profit
	Third Quarter
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$184,664	$159,268
Operational Improvement Initiatives (a)	712	344
Acquisition Related Costs (b)	—	(1)
Integration Related Costs (c)	10,511	958
Restructuring and Other Charges, net (d)	3,716	927
Losses (Gains) on Sale of Assets	372	(1,630)
FDA Mandated Product Recall (e)	250	(9,800)
Frutarom Acquisition Related Costs (g)	(2,914)	14,341
Compliance Review & Legal Defense Costs (h)	3,623	—
Adjusted (Non-GAAP)	$200,934	$164,407

Reconciliation of Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization
(DOLLARS IN THOUSANDS)	Third Quarter
Numerator	2019	2018
Adjusted (Non-GAAP) Operating Profit	$200,934	$164,407
Amortization of Acquisition related Intangible Assets	48,430	9,003
Adjusted (Non-GAAP) Operating Profit ex. Amortization	249,364	173,410

Denominator
Sales	1,267,345	907,548
Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization	19.7%	19.1%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
	Third Quarter
	2019				2018
(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF (k)	Diluted EPS (l)	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF	Diluted EPS
Reported (GAAP)	$156,866	$27,059	$127,124	$1.13	$100,702	$4,986	$95,716	$1.17
Operational Improvement Initiatives (a)	712	243	469	—	345	125	220	—
Acquisition Related Costs (b)	(3,371)	—	(3,371)	(0.03)	(1)	1	(2)	—
Integration Related Costs (c)	10,511	2,347	8,164	0.07	959	237	722	0.01
Restructuring and Other Charges, net (d)	3,716	811	2,905	0.03	927	228	699	0.01
Losses (Gains) on Sale of Assets	372	98	274	—	(1,630)	(387)	(1,243)	(0.02)
FDA Mandated Product Recall (e)	250	57	193	—	(9,800)	(2,344)	(7,456)	(0.09)
U.S. Tax Reform (f)	—	—	—	—	—	8,151	(8,151)	(0.10)
Frutarom Acquisition Related Costs (g)	(2,914)	(715)	(2,199)	(0.02)	54,994	9,561	45,433	0.56
Compliance Review & Legal Defense Costs (h)	3,623	827	2,796	0.02	—	—	—	—
Redemption value adjustment to EPS (i)	—	—	—	(0.02)	—	—	—	—
Adjusted (Non-GAAP)	$169,765	$30,727	$136,355	$1.20	$146,496	$20,558	$125,938	$1.54

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter
(DOLLARS AND SHARE AMOUNTS IN THOUSANDS)	2019	2018
Numerator
Adjusted (Non-GAAP) Net Income	$136,355	$125,938
Amortization of Acquisition related Intangible Assets	48,430	9,003
Tax impact on Amortization of Acquisition related Intangible Assets (j)	10,961	2,340
Amortization of Acquisition related Intangible Assets, net of tax (m)	37,469	6,663
Adjusted (Non-GAAP) Net Income ex. Amortization	173,824	132,601

Denominator
Weighted average shares assuming dilution (diluted)	113,493	81,647
Adjusted (Non-GAAP) EPS ex. Amortization	$1.53	$1.62

(a)	For 2019, represents accelerated depreciation related to a plant relocation in India and China. For 2018, represents accelerated depreciation related to a plant relocation in India and Taiwan.
(b)	For 2019, represents adjustments to the fair value for an equity method investment in Canada which we began consolidating in the second quarter.
(c)	For 2019, represents costs related to the integration of the Frutarom acquisition, principally advisory services. For 2018, represents costs related to the integration of David Michael and Frutarom.
(d)
For 2019, represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Charges program. For 2018, represents severance costs related to the 2017 Productivity Program.

(e)
For 2019, represents additional claims that management will pay to co-packers. For 2018, represents recoveries from the supplier for the third quarter, partially offset by final payments to the customer made for the affected product in the first quarter.

(f)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(g)
Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2019, amount primarily relates to a measurement period adjustment to the amount of the inventory "step-up" recorded. For 2018, amount primarily includes $28.8 million of bridge loan commitment fees partially offset by $25.3 million net mark-to-market gains on deal-contingent interest rate derivatives included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $1.9 million realized gain on a foreign currency derivative included in Other income; and $14.3 million of transaction costs included in administrative expenses.

(h)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(j)
The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(k)	For 2019, net income is reduced by income attributable to noncontrolling interest of $2.7M.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Third Quarter Year-to-Date
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$1,610,586	$1,205,192
Operational Improvement Initiatives (a)	1,651	1,254
Integration Related Costs (c)	508	18
FDA Mandated Product Recall (e)	250	(4,800)
Frutarom Acquisition Related Costs (g)	4,247	—
Adjusted (Non-GAAP)	$1,617,242	$1,201,664

Reconciliation of Selling and Administrative Expenses
	Third Quarter Year-to-Date
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$634,111	$457,847
Acquisition Related Costs (b)	—	519
Integration Related Costs (c)	(35,647)	(915)
Frutarom Acquisition Related Costs (g)	(937)	(26,796)
Compliance Review & Legal Defense Costs (h)	(3,623)
Adjusted (Non-GAAP)	$593,904	$430,655

Reconciliation of Operating Profit
	Third Quarter Year-to-Date
(DOLLARS IN THOUSANDS)	2019	2018
Reported (GAAP)	$548,471	$488,633
Operational Improvement Initiatives (a)	1,652	1,773
Acquisition Related Costs (b)	—	(519)
Integration Related Costs (c)	36,825	1,951
Restructuring and Other Charges, net (d)	22,415	1,837
Losses (Gains) on Sale of Assets	1,136	(435)
FDA Mandated Product Recall (e)	250	(4,800)
Frutarom Acquisition Related Costs (g)	5,182	26,796
Compliance Review & Legal Defense Costs (h)	3,623	—
Adjusted (Non-GAAP)	$619,554	$515,236

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
	Third Quarter Year-to-Date
	2019				2018
(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF (k)	Diluted EPS	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF	Diluted EPS (l)
Reported (GAAP)	$460,923	$81,033	$372,330	$3.30	$381,457	$57,176	$324,281	$4.04
Operational Improvement Initiatives (a)	1,652	561	1,091	0.01	1,774	561	1,213	0.02
Acquisition Related Costs (b)	(3,371)	—	(3,371)	(0.03)	(519)	(134)	(385)	—
Integration Related Costs (c)	36,825	8,270	28,555	0.25	1,952	237	1,715	0.02
Restructuring and Other Charges, net (d)	22,415	5,394	17,021	0.16	1,837	443	1,394	0.02
Losses (Gains) on Sale of Assets	1,136	290	846	0.01	(435)	(141)	(294)	—
FDA Mandated Product Recall (e)	250	57	193	—	(4,800)	(1,148)	(3,652)	(0.05)
U.S. Tax Reform (f)	—	—	—	—	—	7,502	(7,502)	(0.09)
Frutarom Acquisition Related Costs (g)	5,182	672	4,510	0.04	91,983	16,104	75,879	0.95
Compliance Review & Legal Defense Costs (h)	3,623	827	2,796	0.02	—	—	—	—
Redemption value adjustment to EPS (i)	—	—	—	(0.02)	—	—	—	—
Adjusted (Non-GAAP)	$528,635	$97,104	$423,971	$3.74	$473,249	$80,600	$392,649	$4.89

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Third Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN THOUSANDS)	2019	2018
Numerator
Adjusted (Non-GAAP) Net Income	$423,971	$392,649
Amortization of Acquisition related Intangible Assets	143,964	27,772
Tax impact on Amortization of Acquisition related Intangible Assets (j)	33,792	8,013
Amortization of Acquisition related Intangible Assets, net of tax (m)	110,172	19,759
Adjusted (Non-GAAP) Net Income ex. Amortization	534,143	412,408

Denominator
Weighted average shares assuming dilution (diluted)	113,133	80,115
Adjusted (Non-GAAP) EPS ex. Amortization	$4.72	$5.14

(a)	For 2019, represents accelerated depreciation related to a plant relocation in India and China. For 2018, represents accelerated depreciation related to a plant relocation in India and Taiwan.
(b)
For 2019, represents adjustments to the fair value for an equity method investment in Canada which we began consolidating in the second quarter. For 2018, represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses.

(c)	For 2019, represents costs related to the integration of the Frutarom acquisition, principally advisory services. For 2018, represents costs related to the integration of David Michael and Frutarom.
(d)
For 2019, represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Charges program. For 2018, represents severance costs related to the 2017 Productivity Program.

(e)
For 2019, represents additional claims that management will pay to co-packers. For 2018, represents recoveries from the supplier for the third quarter, partially offset by final payments to the customer made for the affected product in the first quarter.

(f)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017.
(g)
Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2019, amount primarily includes amortization for inventory "step-up" costs and transaction costs. For 2018, amount primarily includes $39.4 million of bridge loan commitment fees included in Interest expense; $34.9 million make whole payment on the Senior Notes - 2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $12.5 million realized gain on a foreign currency derivative included in Other income; and $26.8 million of transaction costs included in administrative expenses.

(h)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(j)
The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(k)	For 2019, net income is reduced by income attributable to noncontrolling interest of $7.6M.
(l)	The sum of these items does not foot due to rounding.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.